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                           November 12, 2020

       Wayne Bolio
       Senior Vice President, Law and Human Resources
       NAUTILUS, INC.
       17750 S.E. 6th Way
       Vancouver, Washington 98683

                                                        Re: NAUTILUS, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed November 9,
2020
                                                            File No. 333-249979

       Dear Mr. Bolio:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Purnell at 202-551-3454 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing